Exhibit 10.4

EXHIBIT B

INVESTMENT ADVISORY AGREEMENT

This Investment Advisory Agreement is made between ONYX CAPITAL TEQUILA PARTNERS IV, LLC, a Texas limited liability company (the “Company”), and ONYX CAPITAL MANAGEMENT LLC, a Texas based limited liability Company (the “Advisor”) and with the Company, the “Parties”).

The parties agree as follows:

1. Definitions. Terms defined in the Company’s Limited Liability Company Agreement (the “Agreement”) and not otherwise defined in this Investment Advisory Agreement have the meanings assigned to them in the Agreement.

2. Services to be Rendered by Advisor to the Company. The Advisor shall:

(a) Furnish advice to the Company regarding whether to form an investment vehicle, whether the Company should make an investment in a particular Portfolio Asset, when and on what terms to dispose of the Company’s investment in a Portfolio Asset, and how to exercise the Company’s voting rights with respect to a Portfolio Asset; and

(b) Negotiate and structure investments on behalf of the Company, review and assist in the preparation of all Company documentation and attempt to consummate investments that the Advisor recommends the Company pursue.

3. Relationship of the Parties. The Advisor is an independent contractor. Nothing contained in this Investment Advisory Agreement will be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, or employment relationship between the parties.

4. Fees for Management Services. The Manager will not collect a management fee. The Advisor may collect an advisory fee of up to 10.0% of capital raised, which is assignable to any party who facilitates a capital raise. It is in the Advisor’s sole discretion to collect an advisory fee unless it is assignable to any party who facilitates a capital raised as contemplated above.

5. Effective Period. This Investment Advisory Agreement is effective upon its execution and will remain in effect until the Company is dissolved, the Advisor resigns, or a Majority Interest of the Members vote to terminate this Investment Advisory Agreement.

6. Amendments. The parties may not amend this Investment Advisory Agreement unless the amendment is in writing and signed by each party.

7. Successors and Assigns. This Investment Advisory Agreement binds the Parties and inures to the benefit of each Party’s respective heirs, successors, and assigns. However, the Advisor may not assign this Investment Advisory Agreement unless the Company approves the assignment, and the assignee agrees in writing to be bound by and assume all the Advisor’s obligations under this Investment Advisory Agreement.

8. Entire Agreement. This Investment Advisory Agreement constitutes the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, whether written or oral.

9. Governing Law. This Investment Advisory Agreement will be governed and construed in accordance with the laws of the State of Texas.

[Exhibit B]

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this Investment Advisory Agreement on the Effective Date.

ADVISOR:

ONYX CAPITAL MANAGEMENT LLC

By:	/s/ Robert Finley
Robert Finley, Manager

COMPANY:

ONYX CAPITAL TEQUILA PARTNERS IV, LLC

By:	/s/ Robert Finley
Robert Finley, Manager

By:	/s/ Scott Hartmann
Scott Hartmann, Manager

[Exhibit B]